REINHOLD INDUSTRIES ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS; DECLARES
 $0.50 QUARTERLY DIVIDEND


SANTA FE SPRINGS, CA, Friday, August 12, 2005 Reinhold Industries, Inc. (NASDAQ:
RNHDA) of Santa Fe Springs, California, today announced results for the second quarter 2005. Comparative 2004 results have been adjusted to remove the Samuel Bingham Enterprises, Inc. ("Bingham") subsidiary from continuing operations. Bingham was sold in December 2004.

      Second quarter 2005 revenues were $21.6 million, up $6.0 million (39%) from second quarter 2004. Sales at NP Aerospace increased by $5.9 million (71%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense and sales of military helmets to Jordan. Sales in the Aerospace, CompositAir and Commercial business units were essentially flat.

      In the first six months of 2005, revenues were $40.5 million, up $12.4 million (44%) compared to 2004. Sales at NP Aerospace increased by $12.2 million (90%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the Aerospace business unit decreased by $0.4 million (3%). Sales in the CompositAir business unit increased by $0.3 million (11%). Sales in the Commercial business unit increased by $0.2 million (15%).

      Income from continuing operations before income taxes for the first six months of 2005 was $6.7 million, up $1.7 million (34%) compared to 2004. Income from continuing operations before income taxes at NP Aerospace increased by $3.0 million (111%) due to increased revenues. Consolidated selling, general and administrative expenses increased by $1.1 million (26%) from 2004 due to increased compensation costs and higher audit and tax compliance fees. Interest expense, net was $0.9 million in 2005 compared to zero in 2004 due to amounts outstanding against the credit facility. The effective tax rate for the first six months of 2005 was 49% compared to 35% in 2004 due to the impact of repatriated foreign income.

         Net income for the first six months of 2005 was $3.4 million, or $1.04 per diluted share, compared to net income of $2.9 million, or $0.90 per diluted share in 2004.

         The Company also announced today that it will pay a quarterly dividend of $0.50 per share on September 16, 2005 to shareholders of record as of August 26, 2005.

         "The continuing delivery of retrofitted light armored vehicles to the U.K. Ministry of Defense by NP Aerospace is driving our record first half performance," said Michael T. Furry, President and CEO of Reinhold. "While revenues associated with this contract will be diminishing during the second half of 2005, the Company expects to continue its strong financial performance."


         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.

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                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                                               2nd Quarter Ended                  2nd Quarter Ended
                                             06/30/05         YTD               06/30/04         YTD
Sales                                         $21,561     $40,538                $15,532     $28,148
Income from Continuing
  Operations                                   $1,738      $3,433                 $1,919      $3,268
Net Income                                     $1,738      $3,433                 $1,686      $2,865
Diluted EPS- Continuing Operations              $0.53       $1.04                  $0.60       $1.03
Diluted EPS                                     $0.53       $1.04                  $0.53       $0.90
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